Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TPI Composites, Inc.:

We consent to the use of our report incorporated by reference herein.

Our report covering the December 31, 2018 consolidated financial statements refers to a change in the Company’s method of accounting for revenue in 2018, 2017 and 2016 due to the retrospective adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Phoenix, Arizona

March 11, 2019